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                                                                    EXHIBIT 11.1

                                 DEPOMED, INC.
                STATEMENT RE: COMPUTATION OF NET LOSS PER SHARE

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
                                                                  THREE MONTHS ENDED
                          PERIOD FROM INCEPTION                        MARCH 31,
                           (AUGUST 7, 1995) TO     YEAR ENDED     -------------------
                            DECEMBER 31, 1995   DECEMBER 31, 1996   1996      1997
                          --------------------- ----------------- --------- ---------
Weighted average common
 shares outstanding.....        2,859,993           3,285,747     3,263,158 3,354,825
Common equivalent shares
 pursuant to Staff
 Accounting Bulletin
 Nos. 55, 64 and 83.....          211,374             211,374       211,374   211,374
                                ---------           ---------     --------- ---------
Shares used in computing
 net loss per share.....        3,071,367           3,497,121     3,474,532 3,566,199
                                =========           =========     ========= =========
Shares used in computing
 pro forma net loss per
 share:
  Shares from above.....                            3,497,121     3,474,532 3,566,199
  Assumed conversion of
   preferred stock at
   the date of
   issuance.............                              815,789       815,789   878,483
                                                    ---------     --------- ---------
  Shares used in
   computing pro forma
   net loss per share...                            4,312,910     4,290,321 4,444,682
                                                    =========     ========= =========
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